Exhibit 10.27

REVANCE THERAPEUTICS, INC.
2021 MANAGEMENT BONUS PROGRAM

On January 21, 2021, the Compensation Committee of the Board of Directors of Revance Therapeutics, Inc. (the “Company”) approved the Company’s 2021 corporate objectives, weighted for purposes of determining bonuses, if any, for the Company’s executive officers with respect to 2021 performance (the “2021 Bonus Program”).

The 2021 Bonus Program is designed to reward, through the payment of annual cash bonuses, the Company’s executive officers for the Company’s performance in meeting key corporate objectives and for individual performance in meeting specified corporate goals for the year.

The Company’s 2021 corporate goals include (i) achievement of specified revenue targets (50% weighting), (ii) achievement of specified cash expenditures budget (10% weighting); (iii) achievement of operational, clinical and regulatory milestones (30% weighting), (iv) achievement of specified diversity and inclusion initiatives (10% weighting), and (v) additional stretch goals relating to: other clinical and regulatory and product pipeline timing and milestones (up to 15% weighting).

The cash bonus for Mr. Foley will be based on the achievement of the 2021 corporate goals (100% weighting). The cash bonus for the other executive officers will be based on the achievement of the 2021 corporate goals (75% weighting) and their individual performance goals (25% weighting). The executive officers’ actual bonuses for fiscal year 2021 may exceed 100% of his or her 2021 target bonus percentage in the event performance exceeds the predetermined goals and/or upon the achievement of other specified goals, including stretch goals. Payment of bonuses to the Company’s executive officers under the 2021 Bonus Program and the actual amount of such bonus, if any, are at the discretion of the Committee, and no bonus is earned unless and until paid.